UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

April 10, 2018
Date of report (Date of earliest event reported)

GENPREX, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38244	90 - 0772347
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

100 Congress Avenue, Suite 2000, Austin, TX		78701
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (512) 370-4081

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02: Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of April 10, 2018, Julien L. Pham, MD, MPH, was appointed the President of Genprex, Inc. (“we,” “us” or “Genprex”), in addition to his current role as our Chief Operating Officer. Accordingly, effective as of April 10, 2018, the executive officer title of Julien L. Pham, MD, MPH has been changed to President and Chief Operating Officer.

Also effective as of April 10, 2018, J. Rodney Varner resigned his position as our President. Accordingly, effective as of April 10, 2018, the director and executive officer titles of J. Rodney Varner have been changed to Chief Executive Officer, Secretary, Director and Chairman of the Board of Directors.

Dr. Pham, age 41, has served as our Chief Operating Officer since October 2016. In March 2013, Dr. Pham co-founded RubiconMD, a healthcare IT company that connects primary care providers to specialists for additional guidance and opinions on medical cases, and served as its Chief Medical Officer from March 2013 to September 2016. Prior to co-founding RubiconMD, Dr. Pham served on the faculty at Harvard Medical School’s Brigham and Women’s Hospital, where he joined as a fellow in July 2008 and became an Associate Physician in the Division of Nephrology in August 2011. Dr. Pham has over fifteen years of leadership experience in clinical settings and in emerging medical technology companies. During this time, he has held various research and teaching positions including Chief Residency in Internal Medicine and Pediatrics at the University of Illinois at Chicago Medical Center, and has received multiple awards including excellence in teaching awards from AOA and Harvard Medical School. He is a board-certified internal medicine doctor and nephrologist. Dr. Pham has received NIH research funding for translational research while at Harvard Medical School, and he has published in basic science, translational, and health policy fields. He holds a BS in Cell and Molecular Biology from University of Washington and received his MD from the University of Washington School of Medicine and his MPH at the Harvard School of Public Health.

In October 2016, we entered into an employment agreement with Dr. Pham. Dr. Pham’s employment under the agreement is at will and may be terminated at any time by us or by him. Under the terms of the agreement, Dr. Pham is initially entitled to receive an annual base salary of $285,000 and an option to purchase shares of our common stock under our 2009 Equity Incentive Plan.  On November 3, 2016, we granted Dr. Pham an option to purchase 162,800 shares of our common stock, at an exercise price of $5.29 per share. The option vests at a rate of 1/48 of the shares subject to the option each month following October 26, 2016.

The agreement provides that during the term of Dr. Pham’s employment with us and for one year after the termination of his employment, Dr. Pham will not encourage any of our employees or consultants to leave Genprex and will not compete or assist others to compete with us.

If Dr. Pham is employed by us for at least one year and we terminate Dr. Pham’s employment without cause or if Dr. Pham resigns for good reason, we are obligated to pay Dr. Pham, subject to our having at least $5 million in cash or cash equivalents and a net worth of at least $5 million on the date of termination, a severance payment equal to six months of Dr. Pham’s base salary then in effect.

For the purposes of Dr. Pham’s employment agreement, “cause” means the occurrence of any of the following events: (i) his failure or inability to perform his duties as described in the employment agreement; or (ii) his breach of the employment agreement. For purposes of Dr. Pham’s employment agreement, “good reason” means the occurrence of any of the following events: (i) Dr. Pham is not paid compensation under the employment agreement when due; (ii) Dr. Pham’s job title is changed without his consent; (iii) we or stockholders acting in concert sell a majority of our issued and outstanding shares in one transaction or a series of coordinated transactions to a single buyer or a group of buyers acting in concert with each other; or (iv) we sell substantially all of our assets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GENPREX, INC.

Date: April 11, 2018	By:	/s/ Ryan Confer
Ryan Confer
Chief Financial Officer (Principal Financial Officer)